Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612/455-1754
763-354-1800

Arctic Cat Reports Fiscal 2010 First Quarter Results

Company reports improved bottom-line results on lower sales for the quarter;

First quarter net loss $0.33 per diluted share versus net loss of $0.39 in prior-year quarter;
Reduced cost structure, strengthened balance sheet;

Company maintains revenue guidance, remains focused on achieving continued operational efficiencies

MINNEAPOLIS, July 29, 2009 — Arctic Cat Inc. (Nasdaq: ACAT) today reported a net loss of $5.9 million, or $0.33 per diluted share, on net sales of $69.4 million for the first quarter ended June 30, 2009.  Arctic Cat reported a net loss in the fiscal 2009 first quarter of $7.0 million, or $0.39 per diluted share, on net sales of $93.9 million.

Commenting on the first quarter results, Arctic Cat’s chairman and chief executive officer Christopher A. Twomey said: “Economic conditions remained difficult during the quarter and continued to affect the recreational products market overall. Given the current recessionary environment, we are pleased with the company’s improved results on lower sales. We made significant progress on our goals to reduce our cost structure and strengthen the balance sheet.”

Among the highlights of Arctic Cat’s 2010 first quarter financial results versus the same quarter last year:

•                  Operating expenses declined 23 percent to $16.2 million from $21.0 million;

•                  Inventories were reduced 19 percent to $127.1 million from $156.2 million;

•                  Total cash and short-term investments at quarter end increased to $7.9 million from $5.8 million; and

•                  The company had no short- or long-term debt versus $12.1 million in short-term debt in the prior-year quarter.

“Through strong inventory management, expense controls and a rescaled business, we are on track to deliver improved operating results this fiscal year on lower sales,” said Twomey.

During the fiscal first quarter, Arctic Cat entered into an amended credit facility agreement on June 17, 2009, that extends the agreement until March 31, 2010, and increases the company’s borrowing capacity to $60 million.

Business Line Results

All-terrain vehicle (ATV) sales totaled $32.2 million in the first quarter versus $53.8 million in the same period last year, as Arctic Cat rescaled its business to align inventory levels with present wholesale and retail demand.

Commented Twomey: “With the current retail ATV sales slump driven by the recession, we are working harder than ever to offer consumers the innovative products they want, in the ATV segments that currently show some signs of improvement.” These include special-purpose recreational vehicles, such as Arctic Cat’s: side-by-side Prowler utility models; the two-rider TRV; as well as vehicles with large-displacement engines exemplified by Arctic Cat’s Thundercat 1000, which remains the industry’s most powerful engine. Pursuing this strategy, Arctic Cat expects to maintain or increase its North American ATV market share again this year.

Snowmobile sales were $17.9 million in the first quarter compared to $21.4 million in the prior-year quarter, due to economic factors. Although Arctic Cat anticipates lower worldwide snowmobile orders in fiscal 2010 as a result of the recession, the company expects to maintain or increase its North American market share by continuing to offer consumers leading-edge technologies, such as the new powered up 800cc engine which will be used in models across all market segments and aligns with the company’s reputation for offering the world’s fastest snowmobiles.

Sales of parts, garments and accessories (PG&A) in the first quarter were $19.3 million, up from $18.7 million in the prior-year quarter. To help fuel PG&A sales in fiscal 2010, Arctic Cat is expanding its product offerings to generate additional revenue and profit through the company’s established dealer network. The company’s new PG&A products include the Drift line of snowmobile garments, which is designed to appeal to more price-sensitive shoppers and has the potential to attract new customers. Also new for fiscal 2010 are two lubricant products.

Outlook

Arctic Cat is implementing operational efficiency initiatives aimed at returning the company to long-term profitability on lower anticipated sales volumes. The company’s fiscal 2010 outlook includes the following assumptions: the continuation of the weak global economic environment negatively impacting sales of recreational products; increasing gross margins up to 300 basis points through global low-cost sourcing, improved commodity pricing and greater efficiencies from lean manufacturing; achieving a 12 percent to 17 percent reduction in operating expenses; and improving cash flow from operations and ending the year with more cash on the balance sheet by lowering inventory.

Arctic Cat continues to estimate sales for its fiscal year ending March 31, 2010, in the range of $425 million to $460 million, based on achieving ATV sales of $188 million to $203 million, snowmobile sales in the range of $140 million to $152 million and PG&A sales of $97 million to $105 million. Arctic Cat has not provided fiscal 2010 earnings per share guidance, although the company expects improved per share results compared with fiscal 2009.

Commenting on the company’s outlook, Twomey said: “We continue to expect that this will be a challenging year for the recreational products industry in this recessionary economic environment. Near-term, we remain focused on conservatively managing our business to meet lower anticipated demand. We are continuing our efforts to improve the company’s operational performance. We also are taking appropriate actions to preserve cash and maintain dealer health, as well as developing select innovative products that position Arctic Cat to emerge as a stronger company once the economy recovers.”

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4124297. The telephone replay will be available through Wednesday, August 5, 2009.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2009	2008
Net Sales
Snowmobile & ATV Units	$50,088	$75,190
Parts, Garments & Accessories	19,282	18,687
Total Net Sales	69,370	93,877
Cost of Goods Sold
Snowmobile & ATV Units	50,342	69,479
Parts, Garments & Accessories	11,480	11,521
Total Cost of Goods Sold	61,822	81,000
Gross Profit	7,548	12,877
Operating Expenses
Selling & Marketing	6,422	8,884
Research & Development	3,170	4,680
General & Administrative	6,634	7,467
Total Operating Expenses	16,226	21,031
Operating Loss	(8,678)	(8,154)
Other Income (Expense):
Interest Income	4	72
Interest Expense	(72)	(204)
Total Other Income (Expense)	(68)	(132)
Loss Before Income Taxes	(8,746)	(8,286)
Income Tax Benefit	(2,799)	(1,323)
Net Loss	$(5,947)	$(6,963)
Net Loss Per Share
Basic	$(0.33)	$(0.39)
Diluted	$(0.33)	$(0.39)
Weighted Average Shares Outstanding
Basic	18,197	18,019
Diluted	18,197	18,019

	June 30,
	2009	2008
Selected Balance Sheet Data:
Cash and Short-term Investments	$7,871	$5,790
Accounts Receivable, net	41,669	45,419
Inventories	127,092	156,152
Total Assets	258,251	306,194
Short Term Bank Borrowings	0	12,100
Total Current Liabilities	91,594	121,952
Long-term Debt	0	0
Shareholders’ Equity	160,794	173,111

	Three Months Ended
	June 30,
	2009	2008	Incr %
Product Line Information
All-Terrain Vehicles	$32,171	$53,774	-40%
Snowmobiles	17,917	21,416	-16%
Parts, Garments & Accessories	19,282	18,687	3%
Total Sales	$69,370	$93,877	-26%

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